UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2011
iCAD, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9341	02-0377419

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

98 Split Brook Road, Suite 100, Nashua, New Hampshire	03062

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (603) 882-5200
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 27, 2011, iCAD, Inc. (the “Company”) and Darlene Deptula-Hicks, formerly Executive Vice President of Finance, Chief Financial Officer and treasurer of the Company, mutually agreed to enter into a Separation Agreement (the “Separation Agreement”). The Separation Agreement provides that in accordance with the employment agreement, Ms. Deptula-Hicks will receive severance payments in an amount equal to her base salary in installments over a one-year period, that the unvested shares of restricted stock previously awarded to her will continue to vest in accordance with the terms of the restricted stock agreements governing such awards and that Ms. Deptula-Hicks will continue to serve as a non-executive employee of the Company until May 13, 2011. Ms. Deptula-Hicks also agreed to be bound by her confidentiality, non-competition and non-solicitation obligations under the employment agreement.
On April 26, 2011, the Company entered into an employment agreement with Kevin C. Burns that provides for Mr. Burns employment as the Company’s Executive Vice President of Finance, Chief Financial Officer and Treasurer for a term commencing on April 26, 2011 and expiring on April 30, 2014, subject to one-year renewals after the expiration of the term unless terminated by the Company of the Executive upon 90 days prior written notice, at an annual base salary of $255,000. The agreement also provides for Mr. Burns to be eligible to receive during each employment year during the term of the Agreement an annual target incentive bonus (the “Incentive Bonus”) in each calendar year of an amount equal to 40% of his base salary then in effect (except for the 2011 employment year for which the target incentive bonus will be prorated for the portion of the year for which he is employed by the Company) if the Company achieves goals and objectives established by the Board.
Mr. Burns is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses as well as a monthly automobile allowance. The employment agreement provides that if his employment is terminated without cause, Mr. Burns will receive an amount equal his base salary then in effect for the remainder of his original term of employment plus the pro rata portion of the Incentive Bonus, if any, earned in the employment year through the date of his termination as determined at the discretion of the Board. In the event that within six months of a “change in control”, either (i) Mr. Burns is terminated by the Company without “cause” or (ii) he terminates the agreement for “good reason” (as all such terms are defined in the employment agreement), he will be entitled to receive his base salary then in effect for the greater of the remainder of her original term of employment or one (1) year from the date of termination plus any Incentive Bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.
Pursuant to the employment agreement and as an inducement to his joining the Company, Mr. Burns was also granted Non-Qualified Stock Options outside of a shareholder approved plan to purchase 500,000 shares of the Company’s common stock, par value $0.01 per share on April 26, 2011, with an exercise price equal to $1.12, the closing sale price of the common stock on that date. The options become exercisable as to one third of the shares covered thereby on the first, second and third year anniversary of the date of grant. The options expire on April 26, 2021, subject to earlier expiration under certain conditions. The unvested portion of these options will automatically vest if Mr. Burns’ employment is terminated by the Company or by Mr. Burns for “good reason” without “cause” within six (6) months of a “change in control” as such terms are defined in his employment agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On April 27, 2011, the Company and Darlene Deptula-Hicks entered into the Separation Agreement.
On April 26, 2011, the Company appointed Kevin C. Burns as Executive Vice President of Finance and Chief Financial Officer.
Kevin Burns has more than twenty years of professional experience in finance primarily in the technology industry. Most recently, Mr. Burns served as senior vice president and chief financial officer at AMICAS, Inc., a publicly traded image and information management solutions company. During his tenure at AMICAS, from November 2004 to May 2010, Mr. Burns led significant revenue and profit growth and effected a successful sale of the company. Prior to joining AMICAS, Mr. Burns was responsible for corporate planning at NMS Communications, a public telecom equipment company in the wireless applications and infrastructure market, from November 2003 to November 2004. Previously, Mr. Burns was the director of corporate development at Demantra, Inc. and has also held senior management positions in finance, accounting and corporate development at MAPICS, Inc. and Marcam Corporation, both public software companies.
The description of Mr. Burns’ employment agreement in Item 1.01 of this Form 8-K is incorporated into this Item 5.02. by reference.
9.01 Financial Statements and Exhibits.
(d) Exhibits
Exhibit 10.1 Separation Agreement dated April 27, 2011 between the Company and Darlene M. Deptula- Hicks.
Exhibit 10.2 Employment Agreement dated April 26, 2011 between the Company and Kevin C. Burns.
Exhibit 10.3 Option Agreement dated April 26, 2011 between the Company and Kevin C. Burns.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC.
(Registrant)

By:	/s/ Kenneth Ferry

	Name:	Kenneth Ferry
	Title:	President and Chief Executive Officer

Date: April 27, 2011